Exhibit 10.3
[SmartVideo Technologies, Inc. Letterhead]

Date:	December 9, 2003

To:	Ronald Warren
4655 Gran River Glen
Duluth, GA 30096
Tel: 770-300-9311
Mobile: 678-516-5910
ronwarren@bellsouth.net

Subject:	Employment Proposal

This letter will confirm your desire for employment with OVT, Inc. (Company) and define your terms and conditions of employment.

1.	Your job title will be Marketing Communications Manager, which may be changed at some future point to more accurately reflect your duties.

2.	You will report directly to Roger Dunavant, or designee.

3.	You will be expected to perform the duties and responsibilities of your job in a professional manner consistent with your job to ensure the successful operation and profitability of the Company.

4.	Your semi-monthly base salary will be $2,770.0, which if annualized will equal $72,020. Any future increases will be made annually and will be based upon your performance and Company policy.

5.	You will be eligible to receive performance bonuses. Your performance bonuses shall be in accordance with OVT Inc’s policy, which is in development.

6.
You will be issued stock options in the amount of 25,000 shares of SmartVideo Technologies, Inc. Common Stock, which is subject to the terms and conditions of the Employee Stock Option Agreement. (Employee Stock Option Plan and Agreement are currently being developed and will be issued no later than Jan 1, 2004. Provided you are an employee of OVT, Inc, and in the event that there is a liquidation event prior to issuance of the Employee Stock Option Plan, you will be granted said 25,000 shares of common stock, at a date prior to any effective date of any liquidation event.)

7.	Company’s payroll is issued on the 10th and the 25th of each month, for the previous half-month period.

8.
You will be eligible for participation in all benefit plans generally available to Company employees. This includes health plan, dental, life, vision, and disability. Your eligibility for all benefits will be the first of the month following ninety-day (90) days of employment. Detailed summary of benefits will be provided separately.

9.	You will accrue vacation at the rate of one day of vacation for each month of employment in 2003 and thereafter in accordance with the established vacation policy.

10.	Your start date will be December 9, 2003, or sooner.

11.
For every new employee, there will be a ninety-day introductory period of employment. This is a trial period for both you and the Company. During this time, you will be able to learn about the Company, your job, and your new surroundings and the Company will be able to evaluate your performance.

This letter does not create a contract of employment or a contract for benefits. Your employment relationship with OVT is at-will. At either your option or OVT's option, your employment may be terminated at any time, with or without cause.

Please indicate that these conditions are acceptable by signing and dating below:

Signature _________________________________ Date _____________

Also, please indicate your acceptance of the attached Employment Agreement by signing where indicated. Please return the original of each document to me and I will provide you a signed copy.

OVT, Inc. is very pleased to extend this offer of employment and we look forward to a mutually beneficial relationship.

Sincerely,

/s/ Richard E. Bennett

Richard E. Bennett, President

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 9 day of December 2003 (“Effective Date”), by and between OVT, Inc. (“Company”), a Georgia corporation, and Ronald Warren ("Employee"), an individual. For and in consideration of the mutual covenants described below, the parties agree as follows:

1.    Employment. Company agrees to employ or continue to employ Employee, and Employee agrees to accept and continue such employment, upon the following terms and conditions.

2.    Duties. Employee shall assume the responsibilities and perform the duties specified in Exhibit A ("Duties"). Employee agrees to devote his or her full time and energy to the furtherance of the business of Company and shall not during the term hereof work or perform services in any advisory or other capacity for any individual, firm, company, or corporation other than for Company without Company's prior written consent. This Agreement may be supplemented from time to time by rules and regulations of employment issued by Company, including, without limitation, such rules and regulations described in the Company employee handbook, and Employee agrees to adhere to these rules and regulations.

3.    Term and Termination. This Agreement shall be effective upon execution by the parties and shall remain in full force and effect for an indefinite period of time. The parties agree that employment hereunder is “at will” and Employee's term of employment may be terminated at any time, for any reason or for no reason, for cause or not for cause, with or without notice, by Company or Employee. Upon termination of employment for any reason, Employee shall return immediately to Company all documents, property, and other records of Company, and all copies thereof, and all Work Product (as defined below) within Employee's possession, custody or control, including but not limited to any materials containing any Trade Secrets or Confidential Information (as defined below) or any portion thereof.

4.    Ownership.

(a) For purposes of this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Employee, whether prior to or after the Effective Date, while retained or employed by Company (whether developed during work hours or not). All Work Product shall be considered work made for hire by the Employee and owned by Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Employee for Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company, Employee hereby assigns to Company, and upon the future creation thereof during his term of employment with the Company automatically assigns to Company, without further consideration, the ownership of all Work Product. Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Employee agrees to perform, during or after Employee's employment, at the Company’s expense, such further acts as may be necessary or desirable to transfer, perfect, and defend Company's ownership of the Work Product that are reasonably requested by Company.

(b) Furthermore, at Company’s request Employee will furnish all information in his or her possession pertaining to the Work Product that may be necessary or useful for the preparation, filing, and prosecution of patent applications for the protection of such Work Product. Company will upon receipt of the foregoing information accept responsibility for preparation, filing, and prosecution of patent application(s) in the United States Patent Office including the financial responsibility associated therein. However, Company may in its sole discretion elect not to prepare, file, and prosecute such patent applications.

(c) Employee agrees that during the term of employment, any money or other remuneration received by Employee for services rendered to a customer or potential customer of Company shall be the property of Company.

5.    License. To the extent any materials other than Work Product are contained in the materials Employee delivers to Company or Company’s customers (“Licensed Materials”), Employee grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, the Licensed Materials and derivative works thereof, and (ii) authorize others to do any of the foregoing.

6.    Trade Secrets and Confidential Information.

(a) Company may disclose to Employee certain Trade Secrets and Confidential Information. Employee acknowledges and agrees that the Trade Secrets and the Confidential Information of Company are the sole and exclusive property of Company (or a third party providing such information to Company) and that Company owns all worldwide copyrights, trade secret rights, confidential and proprietary information rights, and all other property rights therein.

(b) Employee acknowledges and agrees that the disclosure of the Trade Secrets and the Confidential Information of Company to Employee does not confer upon Employee any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

(c) Employee agrees to use the Trade Secrets and Confidential Information solely for the benefit of Company. Except in the performance of services for Company, Employee will hold in confidence and not use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Trade Secrets or the Confidential Information of Company or any portion thereof communicated, discussed, delivered or made available by Company to or received by Employee, whether orally or in written form, without the prior written consent of Company. Employee shall notify Company immediately upon discovery of any unauthorized use or disclosure of the Trade Secrets and Confidential Information.

(d) Employee acknowledges that its obligations under this Agreement with regard to the Trade Secrets of Company remain in effect for as long as such information shall remain a trade secret under applicable law. Employee acknowledges that its obligations with regard to the Confidential Information of Company shall remain while Employee is retained by Company to perform the Duties and for three (3) years thereafter. The foregoing obligations shall not apply if and to the extent that: (a) Employee establishes that the information communicated was already known to Employee, without obligation to keep it confidential, at the time of its receipt from Company; (b) Employee establishes that the information communicated was received by Employee in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (c) Employee establishes that the information communicated was publicly known at the time of its receipt by Employee or has become publicly known other than by a breach of this Agreement or other action by Employee.

(e) As used herein, "Trade Secrets" means information constituting a trade secret within the meaning of Section 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including all amendments hereafter adopted. As used herein, "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential.

7.    Customer Non-Solicitation. The relationships made or enhanced in the course of Employee’s employment with the Company belong to Company. During the Limitation Period (as hereinafter defined), Employee shall not contact, solicit or attempt to solicit, on Employee’s own behalf or on behalf of any other person or entity, any customer or prospective customer of Company with whom Employee had contact in the two (2) years prior to the end of Employee’s employment with Company (“Restrictive Period”) with a view to offering, providing, selling or licensing during the Limitation Period any program, product or service that is competitive with the Company’s business as defined in Exhibit B (“Company Business”). The “Limitation Period” shall mean either (i) the two-year period immediately following the termination of Employee’s employment with Company for cause (as hereinafter defined) or (ii) the one-year period immediately following the termination of Employee’s employment with Company other than for cause, as the case may be. The term “cause” shall mean conduct involving one or more of the following: (i) willful and substantial failure or neglect by employee, after notice thereof, to follow the directions of the Board of Directors and such failure is not cured within 15 days of such notice, (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (iii) the commission of an act of embezzlement or fraud; (iv) the deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company; (v) the unauthorized disclosure of any trade secret or confidential information of the Company; or (vi) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company.

8.    Employee Non-Solicitation. During the Limitation Period, Employee agrees not to call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is or was an employee of Company during the Restrictive Period, for the purpose of having such person work in any other corporation, association, entity, or business that is competitive with the Company Business.

9.    NON-COMPETITION. During the Limitation Period, Employee agrees that, without the prior written consent of Company, Employee shall not directly or indirectly compete with the Company Business in the territory described in Exhibit B (“Territory”), provided that Company is still engaged in the Company Business. The parties agree and acknowledge that: (i) the periods of restriction and Territory of restriction contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of Company and that the Territory is the area in which Employee shall perform (or currently performs) services for Company; and (ii) by having access to information concerning employees and actual or prospective customers of Company, Employee shall obtain a competitive advantage as to such parties. If, however, for any reason any court determines that the restrictions in Sections 6 through 9 are not reasonable or that consideration is inadequate, then such restrictions shall be interpreted, modified or re-written to include as much of the duration, scope and geographic area in this section as will render such restrictions valid and enforceable.

10.    Warranties of Employee.

(a) Employee warrants to Company that (i) Employee is not presently under any contract or agreement with any party that will prevent Employee from performing the Duties, and (ii) Employee is not in breach of any agreement with respect to any trade secrets or confidential information owned by any other party.

(b) Employee agrees to indemnify and hold harmless Company, any affiliated corporation or other entity, and their respective shareholders, directors, officers, agents, and employees, from and against any and all liability, including payment of attorneys' fees, arising directly or indirectly from a violation of Section 10(a).

11.    Equitable Relief. The parties to this Agreement acknowledge that a breach by Employee of any of the terms or conditions of this Agreement will result in irrevocable harm to Company and that the remedies at law for such breach may not adequately compensate Company for damages suffered. Accordingly, Employee agrees that in the event of such breach, Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit Company's right to any remedies at law, including the recovery of damages for breach of this Agreement.

12.    Severability. If any provision or part of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions or parts thereof, and all other provisions and parts thereof shall continue in full force and effect.

13.    Miscellaneous. This Agreement shall not be amended or modified except by a writing executed by both parties. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns. Due to the personal nature of this Agreement, Employee shall not have the right to assign Employee's rights or obligations under this Agreement without the prior written consent of Company. This Agreement shall be governed by the laws of the State of Georgia without regard to its rules governing conflicts of law. This Agreement and the attached Exhibits represent the entire understanding of the parties concerning the subject matter hereof and supersede and terminate all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. All communications required or otherwise provided under this Agreement shall be in writing and shall be deemed given when delivered to the address provided below such party's signature (as may be amended by notice from time to time), by hand, by courier or express mail, or by registered or certified United States mail, return receipt requested, postage prepaid. The exhibits attached hereto are incorporated herein by this reference. Employee acknowledges that Employee has not been represented by the Company’s attorney’s in connection with this Agreement, and Employee has been advised to seek separate legal counsel and representation in this matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals effective as of the date first above written.

Company: OVT, Inc. By: Richard E. Bennett Title: President Date: ______________
Employee:

__________________________________
Signature

Name: __________________________________

Date: ___________________________________

Address:________________________________

_______________________________________

_______________________________________

EXHIBIT A
TO
EMPLOYMENT AGREEMENT

Duties

Position Profile:

To assist management with communications media, advertising materials, and investor relation packages to effectively represent the company's products and services to customers, prospects, and investors.

Direct position responsibilities:

Deliver the following services and programs in order to reach the goals and objectives of the Comapny.

-	Strategic Planning
-	Communications Audit
-	Key Message Development
-	Investor Relations / Press Kit Development
-	Marketing and Sales Collateral Materials
-	Presentation Development and Training
-	Corporate Identity
-	Event Planning
-	General Counsel, Investor / Public Relations Coordination

EXHIBIT B
TO
EMPLOYMENT AGREEMENT

Company Business

Description of Business of the Company:

OVT, Inc. (dba: SmartVideo Technologies) is a Georgia based, Internet communications company. OVT is a developer of communications software, hardware infrastructure, and service provider. OVT markets its products and services to resellers, who sell to end-users.

Territory: Worldwide